PRESS RELEASE

SOURCE: First Trust Dividend and Income Fund & First Trust Enhanced Equity Income Fund

FIRST TRUST DIVIDEND AND INCOME FUND & FIRST TRUST ENHANCED EQUITY INCOME FUND BOARD APPROVES INTERIM AND NEW INVESTMENT SUB-ADVISORY AGREEMENT WITH CHARTWELL INVESTMENT PARTNERS INC.

Wheaton, IL -- (BUSINESS WIRE) -- February 21, 2014 -- First Trust Dividend and Income Fund (NYSE: FAV) & First Trust Enhanced Equity Income Fund (NYSE: FFA) (each a "Fund" or collectively, the "Funds") each today announced that its Board of Trustees has voted to approve Chartwell Investment Partners Inc. ("Chartwell") as investment sub-advisor to the Funds, following TriState Capital Holdings, Inc. acquisition of substantially all of the assets of Chartwell Investment Partners, L.P., the Funds' current sub-advisor. Each Fund will enter into an interim sub-advisory agreement among the Fund, First Trust Advisors L.P. ("FTA"), and Chartwell, as investment sub-advisor, which will be effective on the date of the close of the acquisition.

A shareholder meeting of FAV and FFA will be scheduled to vote on a proposal to approve the new sub-advisory agreement with Chartwell on or before 150 days from the date of the close of the acquisition. The interim agreements and the new agreements are substantially similar to each Fund's current agreements. Any solicitation of proxies by the Funds in connection with the shareholder meeting will be made only pursuant to separate proxy materials filed with the U.S. Securities and Exchange Commission ("SEC") under applicable federal securities laws. There can be no assurance that the necessary percentage of the shareholders of each Fund will vote to approve the new sub-advisory agreement naming Chartwell as the new investment sub-advisor.

FAV is a diversified, closed-end management investment company. The Fund's primary investment objective is to seek a high level of current income. It has a secondary objective of capital appreciation. The Fund seeks to achieve its investment objectives by investing at least 80% of its managed assets in a diversified portfolio of dividend-paying, multi-cap equity securities of both U.S. and non-U.S. issuers that the Fund's sub-advisor believes offer the potential for attractive income and/or capital appreciation. The Fund also employs leverage to purchase senior loans in an effort to enhance the Fund's potential for income.

FFA is a diversified, closed-end management investment company. The Fund's investment objective is to provide a high level of current income and gains and, to a lesser extent, capital appreciation. The Fund pursues its investment objective by investing in a diversified portfolio of equity securities. Under normal market conditions, the Fund pursues an integrated investment strategy in which the Fund invests substantially all of its managed assets in a diversified portfolio of common stocks of U.S. corporations and U.S. dollar-denominated equity securities of non-U.S. issuers, in each case that are traded on U.S. securities exchanges, and on an ongoing and consistent basis writes (sells) covered call options on a portion of the Fund's managed assets.

FTA has served as the Funds' investment advisor since each Fund's inception. FTA, along with its affiliate First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management, financial advisory services, and municipal and corporate investment banking, with collective assets under management or supervision of over $86 billion as of January 31, 2014, through closed-end funds, unit investment trusts, mutual funds, separate managed accounts and exchange-traded funds.

Chartwell Investment Partners, L.P has served as the investment sub-advisor to FAV since July 1, 2013, and FFA since September 14, 2007. The firm is a research-based equity and fixed-income manager with a disciplined, team-oriented investment process. As of December 31, 2013, Chartwell had approximately $7.5 billion in assets under management.

In connection with the solicitation of proxies, the Funds will file a proxy statement. Because the proxy statement will contain important information, FAV and FFA's shareholders are urged to read it carefully when it becomes available. When filed with the SEC, the proxy statement will be available free of charge at the SEC's website, www.sec.gov. FAV and FFA's shareholders will also be able to obtain copies of these documents and other related documents, when available, by calling FTA toll-free at 1-800-621-1675. The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any fund, nor is it a solicitation of any proxy.

Each Fund's daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling 1-800-988-5891.

Contact:

First Trust Dividend and Income Fund & First Trust Enhanced Equity Income Fund

Inquiries:       Jim Dykas, 630-517-7665